Exhibit 99.2

March 9, 2016

Re:	Rancon Realty Fund IV, L.P., December 31, 2014, Estimated Unit Value

Dear Custodian and Pension Plan Trustee:

In response to requests from custodians and pension plan trustees, the General Partners are providing an estimate of the unit value of the outstanding limited partnership interests in Rancon Fund IV, L.P., a California limited partnership (the “Fund”), as of February 29, 2016. The General Partners’ valuation was calculated using the assumptions set forth below:

Real estate properties	$16,170,000
Tenant Improvements	(3,012,000)
Leasing Commissions	(427,000)
Estimated Costs of Dissolution	(450,000)
Cash	4,087,000
Estimated value per unit*	$248.68

*Based on 65,819 units issued and outstanding.

In light of the Limited Partners’ vote to authorize the liquidation of the Fund’s real property assets in 2014, the General Partners used a different valuation method than was used for periods prior to such authorization. As a part of the liquidation process, the General Partners have had access to real estate broker opinions of value, offers to purchase from third party buyers. Given the availability of this information, the General Partners relied on those valuations in preparing the estimates, rather than using the discounted cash flow analysis that has been used in the past. Because the Fund is now in dissolution, another significant change in valuation methodology involves the inclusion of estimated expenses of dissolving the Fund that were not included in valuations prior to dissolution.

While we believe that these underlying property valuations are reasonable, a change in actual sales pricing would impact the valuation of the units. For example, assuming all other factors remain unchanged, an increase in sales pricing of 5% from the estimated values used by the General Partners would yield an increase in the unit valuation of approximately $12.28. Similarly, assuming all other factors remain unchanged, a decrease in sales pricing of 5% from the values used by the General Partners would result in a decrease in the estimated unit value of approximately $12.28.

Additionally, while we believe that the Partnership’s estimated costs of dissolution are reasonable, the actual costs of dissolution could be higher than the amount estimated, as dissolution is a complex process that depends on many factors. As with the Partnership’s estimate of the underlying property valuations, an increase or decrease in the actual costs of dissolution from those estimated would impact the value per unit.

Since the average net liquidation value per unit only represents the arithmetic mean of the amounts which the General Partners estimate will be distributed with respect to each unit, the actual amount distributed with respect to each unit will very likely vary from such value depending upon the date and price such units were originally acquired from the Fund (whether by such Limited Partner or, in the case of units which were acquired in the secondary market, the original holder of such Unit at the time of initial issuance) and the accrued preferred return for such unit.

261 Boeing Court

Livermore, California 94551

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As with any valuation methodology, the assumptions, estimates and judgments underlying the valuation described herein may not be accurate. Actual facts and developments may turn out to be different than those assumed and result in materially lower proceeds from the Fund’s properties than estimated by the General Partners. Moreover, the estimated value per unit as determined by the General Partners is not a representation, warranty or guarantee that:

•	a Limited Partner would be able to realize the estimated value per unit if such holder attempts to sell his or her units. Actual sales transactions in the secondary market have historically been priced well below the General Partners’ estimates.
•	a Limited Partner would ultimately realize distributions per unit equal to the estimated value per unit upon liquidation of our assets and settlement of our liabilities.
•	the methodologies used to estimate our value per unit meet the applicable annual valuation requirements under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the Internal Revenue Code of 1986, as amended (the “Code”) with respect to employee benefit plans subject to ERISA and other retirement plans or accounts subject to Section 4975 of the Code.

This valuation was prepared by the General Partners without the use of any actual formal third-party appraisals, nor was this valuation and the methodology employed to value the units verified or reviewed by any third-party advisor, including the Fund’s auditors.

Sincerely,

Daniel L. Stephenson, General Partner

Rancon Financial Corporation, General Partner

Rancon Realty Fund IV,

a California limited partnership

Note: Certain statements contained in this letter may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, in particular, statements about future events and are subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual events to differ materially from those anticipated. Investors are referred to the risk factors disclosed under Item 1A of Part I in the Fund’s December 31, 2014 Annual Report on Form 10-K and under the caption “Risk Factors” in our Proxy Consent Solicitation Statement dated April 21, 2014. Forward-looking statements are not intended to be a guaranty of future events. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “possible,” “will,” “can,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter. Neither the Fund nor the General Partners make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. Actual events could differ materially from any forward-looking statements contained in this letter. This letter is neither an offer of nor a solicitation to purchase securities.